BACK COVER

This booklet contains the Columbus Life Flexible Premium Variable Universal Life Insurance Prospectus and the current prospectuses of AIM Variable Insurance Funds, Inc., The Alger American Fund, Deutsche Asset Management VIT Funds, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust and Touchstone Variable Series Trust. You should rely only on the information contained in the Policy (including any attached riders or endorsements), these prospectuses or our approved sales literature.

No one is authorized to give any information or make any representation other than those contained in the Policy (including any attached riders or endorsements), these prospectus or our approved sales literature.